Exhibit 5(iii) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K

                                  AMENDMENT No. 1
                                      to the
                           Investment Advisory Contract
                              dated September 1, 1992
                     between BayBank Boston, N.A. and BayFunds

     WHEREAS, BayBank Boston, N.A. has been reorganized and merged into BayBank, N.A., effective October 31, 1995, as reflected in discussions recorded in the Minutes of the Board of Trustees' Meeting of BayFunds held November 9, 1995.
     WHEREAS, this event does not constitute an "assignment" under the Investment Company Act of 1940, as amended, of the Investment Advisory Contract ("Contract") dated September 1, 1992 between BayBank Boston, N.A. and BayFunds, and that no other changes to the Contract relating to this event are warranted.
   THEREFORE,  the Contract is hereby amended, effective March 1, 1996, as follows.
               The entity named "BayBank Boston, N.A." in the Contract is hereby replaced with the entity named "BayBank, N.A."

          In all other respects, the terms and fees under the Contract remain unchanged.
          Witness the due execution hereof this 1st day of March, 1996.


Attest:                            BayBank, N.A.


/s/ William W. Abendroth           By:   /s/ Richard F. Pollard
Assistant Secretary                               Vice Chairman

Attest:                            BayFunds


/s/ Victor R. Siclari              By:      /s/ Glen R. Johnson